EXHIBIT 10.61
SUMMARY OF COMPENSATION ARRANGEMENT
FOR JAMES R. MELLOR
Effective February 1, 2007, the Compensation Committee of the Board of Directors of USEC Inc. (“USEC” or the “Company”) approved the payment of an annual chairman’s fee of $100,000 to James R. Mellor in connection with his duties as Chairman of the Board. This is in addition to the annual compensation and meeting fees payable to all USEC non-employee directors.
At Mr. Mellor’s election, this fee (along with other director fees that Mr. Mellor is entitled to receive in cash) may be paid in restricted stock units in lieu of cash and Mr. Mellor would receive an incentive payment of restricted stock units equal to 20% of the portion of the fee that Mr. Mellor elects to take in restricted stock units in lieu of cash. These incentive restricted stock units will vest on the first to occur of: (1) three years from the date of grant, (2) termination of the director’s service by reason of Retirement, death or disability, or (3) a change in control.
The prior arrangement with Mr. Mellor described in the letter agreement dated December 1, 2005 by and between USEC Inc. and James R. Mellor, filed as Exhibit 10.91 to the Company’s current report on Form 8-K filed on December 6, 2005, ended effective February 1, 2007.